Exhibit 107

Calculation of Filing Fees Table

Schedule TO

(Form Type)

Universal Logistics Holdings, Inc.

(Name of Subject Company (Issuer) and Name of Filing Person (Offeror))

Table 1

Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$4,597,292	(1)	0.0000927	$427	(2)
Fees Previously Paid				260	(3)
Total Transaction Valuation	$4,597,292
Total Fees Due for Filing				$427

Total Fees Previously Paid				$260
Total Fee Offsets				—

Net Fee Due				$167

Table 2

Fee Offset Claims and Sources (4)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Claim Offset	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(1)

Estimated solely for the purpose of calculating the filing fee for this transaction in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the purchase of 164,189 shares of common stock at the expected final purchase price of $28.00 per share.

(2)

The amount of the filing fee calculated in accordance with the Exchange Act equals $92.70 for each $1,000,000 of value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.

(3)	The Filer paid the fee of $260 in connection with the filing of the Schedule T0-I by the Filer (File No. 005-81356) on May 13, 2022.
(4)	The Filer does not have any fee offsets.